Zumiez Inc. Reports January 2015 Sales Results

Net Sales Increased 16.0% to $44.1 Million; January 2015 Comparable Sales Increased 12.3%

LYNNWOOD, WA -- (Marketwired - February 04, 2015) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended January 31, 2015 increased 16.0% to $44.1 million, compared to $38.1 million for the four-week period ended February 1, 2014. The Company's comparable sales increased 12.3% for the four-week period ended January 31, 2015 compared to a comparable sales decrease of 7.6% for the four-week period ended February 1, 2014.

To hear the Zumiez prerecorded January sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.
Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of January 31, 2015 we operated 603 stores, including 550 in the United States, 35 in Canada, and 18 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200